EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

BTND, LLC, a Colorado limited liability company.

BTND IN, LLC, an Indiana limited liability company.

BTNDMO, LLC, a Colorado limited liability company.

BTNDDQ, LLC, a Minnesota limited liability company.